                                                                     EXHIBIT 2.4



                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                            CUSTOMERONE CORPORATION,

                    CANADIAN ACCESS INSURANCE SERVICES INC.

                                      AND

                              THE STOCKHOLDERS OF
                    CANADIAN ACCESS INSURANCE SERVICES INC.








                                ---------------

                           Dated as of March 19, 1999

                                ---------------

                               TABLE OF CONTENTS


ARTICLE 1             PURCHASE OF ASSETS................................................................1

         1.1      Purchase and Sale of Assets...........................................................1

                  (a)      Contract Rights..............................................................1

                  (b)      Intellectual Property........................................................1

                  (c)      Books and Records............................................................2

         1.2      Excluded Assets.......................................................................2

ARTICLE 2             ASSUMPTION OF LIABILITIES.........................................................2

ARTICLE 3             PURCHASE PRICE AND CLOSING........................................................2

         3.1      Purchase Price........................................................................2

         3.2      Adjustment of Purchase Price..........................................................3

         3.3      Allocation of Purchase Price..........................................................4

         3.4      Closing...............................................................................4

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................................5

         4.1      Due Organization......................................................................5

         4.2      Authorization and Effect of Agreement.................................................5

         4.3      No Restrictions Against Purchase of Assets............................................5

ARTICLE 5             REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS.....................6

         5.1      Due Organization......................................................................6

         5.2      Authorization and Effect of Agreement.................................................6

         5.3      No Restrictions Against Sale of the Assets............................................6

         5.4      Conduct of Business; Certain Actions..................................................7

         5.5      Condition of Assets; Title to Assets..................................................7

         5.6      Intellectual Property Rights..........................................................7

         5.7      Compliance with Laws..................................................................8

         5.8      Contracts and Agreements..............................................................8

         5.9      Claims and Proceedings................................................................8

         5.10     Certain Consents......................................................................8

         5.11     Year 2000 Compliance..................................................................8

         5.12     Information Furnished.................................................................8

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

         5.13     Stockholders of Seller................................................................9

         5.14     No Tax Witholding.....................................................................9

ARTICLE 6             COVENANTS.........................................................................9

         6.1      Employees.............................................................................9

         6.2      Discharge of Business Obligations.....................................................9

         6.3      Maintenance of Books and Records......................................................9

         6.4      Certain Tax Matters..................................................................10

ARTICLE 7             CONDITIONS TO CLOSING............................................................11

         7.1      Conditions Precedent to Obligations of Purchaser.....................................11

         7.2      Conditions to Obligations of Seller..................................................13

ARTICLE 8             SURVIVAL AND INDEMNIFICATION.....................................................14

         8.1      Survival of Representations, Warranties and Covenants................................14

         8.2      Certain Definitions..................................................................14

         8.3      Indemnification......................................................................15

         8.4      Defense of Claims....................................................................15

         8.5      Limitation on Liability; Setoff Right................................................16

ARTICLE 9             MISCELLANEOUS PROVISIONS.........................................................17

         9.1      Invalid Provisions...................................................................17

         9.2      Notices..............................................................................17

         9.3      Expenses.............................................................................18

         9.4      Successors and Assigns...............................................................18

         9.5      Waiver...............................................................................19

         9.6      Entire Agreement.....................................................................19

         9.7      Amendments and Supplements...........................................................19

         9.8      No Third-Party Beneficiaries.........................................................19

         9.9      Further Assurances...................................................................19

         9.10     Transfers............................................................................19

         9.11     Governing Law........................................................................19

         9.12     Execution in Counterparts............................................................19

         9.13     Titles and Headings..................................................................19

         9.14     Passage of Title and Risk of Loss....................................................19

         9.15     Certain Interpretive Matters and Definitions.........................................20

         9.16     No Recourse..........................................................................20

         9.17     Arbitration to Enforce Agreement.....................................................20

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


                            ASSET PURCHASE AGREEMENT

    This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March ___, 1999, by and among Canadian Access Insurance Services Inc., an Ontario corporation ("Seller"), the stockholders of Seller listed on Annex A attached hereto (individually, a "Stockholder" and collectively, the "Stockholders") and CustomerONE Corporation, a Delaware corporation ("Purchaser").

                                   RECITALS:

    Seller desires to sell and Purchaser desires to purchase certain of the assets and rights of Seller which have been used in the operation of that portion of Seller's business related to the platform developed by Seller and Axint Technologies, Inc. ("Axint") in order to effect sales to and on behalf of insurance companies (the "Business") and, in connection with such purchase and sale, Purchaser is willing to pay certain consideration to Seller and to assume certain of Seller's obligations and liabilities, all on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                               PURCHASE OF ASSETS

    1.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as such term is defined in Section
3.4 of this Agreement), Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and acquire for the Purchase Price (as such term is defined in Section 3.1 hereof), all right, title and interest of Seller in and to the rights and assets of Seller described in Schedule 1.1(a) and Schedule 1.1(b)(ii) attached hereto which have been used in connection with the Business, wherever located (collectively, the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, rights of third parties, restrictions and encumbrances of any nature whatsoever, including, without limitation, all of Seller's right, title and interest in and to the rights and assets described in this Section 1.1:

         (a) Contract Rights. All rights and incidents of interest as of the Closing in and to the contracts (the "Contracts"), that are described on
Schedule 1.1(a) attached hereto;

         (b) Intellectual Property. All right, title and interest in and to the software and software applications owned or licensed by Seller and used by Seller in the operation of the Business, excluding Microsoft Word and other off-the-shelf software described in Schedule 1.1(b)(i) attached hereto or any program used by Seller for which Purchaser currently has a license, and all trade secrets, technical knowledge, know-how and other confidential proprietary information and related ownership, use and other rights of Seller relating to such software used in the Business, including but not limited to those listed or described on Schedule 1.1(b)(ii) attached hereto (collectively, the "Intellectual Property");

         (c) Books and Records. All books and records of Seller, or copies thereof, relating to the Business, including records or copies thereof relating to any employees of Seller to be employed by Purchaser or North Direct Response Inc. ("NDR") in connection with Purchaser's acquisition of the Assets including, without limitation, records relating to software research and development or otherwise relating to the software acquired by Purchaser as part of the acquired Assets.

    1.2 Excluded Assets. Any right or asset of Seller not referenced in Section 1.1, or any schedule thereto, will not be included in the Assets acquired by Purchaser.

                                   ARTICLE 2

                           ASSUMPTION OF LIABILITIES

    Purchaser does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller, whether primary or secondary, direct or indirect.

                                   ARTICLE 3

                           PURCHASE PRICE AND CLOSING

    3.1 Purchase Price. Subject to the adjustments provided for in Section 3.2 hereof, the purchase price payable by Purchaser to Seller for the Assets shall be Three Million One Hundred Thousand Dollars U.S. ($3,100,000 U.S.) (as adjusted, the "Purchase Price"), payable as follows:

         (a) by Purchaser's delivery to Seller at Closing, by wire transfer or by certified check, of the amount of One Million Dollars U.S. ($1,000,000 U.S.) payable to Seller, or to such other person(s) as Seller shall designate;

         (b) by Purchaser's payment to Axint of a maximum aggregate amount of Six Hundred Thousand Dollars U.S. ($600,000 U.S.), on the terms described in
Schedule 3.1(b) hereto; and

         (c) subject to Section 3.2 hereof, by Purchaser's payment to Seller, or to such other person(s) as Seller shall designate, of the following amounts:

             (i) the sum of Five Hundred Thousand Dollars U.S. ($500,000 U.S.) on June 19, 2000;

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

             (ii) the sum of Five Hundred Thousand Dollars U.S. ($500,000 U.S.) on June 19, 2001; and

             (iii) the sum of Five Hundred Thousand Dollars U.S. ($500,000 U.S.) on June 19, 2002.

    3.2 Adjustment of Purchase Price. The Purchase Price payable by Purchaser to Seller pursuant to Section 3.1 shall be subject to adjustment as follows:

         (a) in the event that:

             (i) the actual revenues (determined by calculating actual service fees invoiced to clients, less any issued credits, any reserve for bad debt and any costs of a pass-through nature (including, without limitation, telephony, administrative costs and postage, determined in accordance with generally accepted accounting principles, consistently applied) (the "Revenues") of that separate portion of the insurance division of Purchaser, or any affiliate thereof, which uses the platform developed by Seller and Axint in order to effect sales to insurance companies (the "CA Platform") for the fifteen (15) month period ending June 19, 2000 are less than Ten Million Dollars U.S. ($10,000,000 U.S.); and

             (ii) fewer than three hundred (300) call center seats used to sell insurance using the CA Platform (collectively, the "Seats") have been sold during the twelve (12) month period ending March 19, 2000, and installed and invoiced within the fifteen (15) month period ending June 19, 2000, then the amount payable by Purchaser to Seller pursuant to Section 3.1(c)(i) shall be reduced to zero; provided, however, that in the event that no fewer than one hundred fifty (150) Seats have been sold during the twelve (12) month period ending March 19, 2000, and (i) at least three hundred (300) Seats have been sold during the eighteen (18) month period ending September 19, 2000, and installed and invoiced within the twenty-one month period ending December 19, 2000, and (ii) as of September 19, 2000 the Revenue test established in
    Section 3.2(a)(i) has been satisfied, then the amount previously payable by Purchaser to Seller pursuant to Section 3.1(c)(i) shall be paid to Seller on December 19, 2000.

         (b) in the event that:

             (i) the Revenues of that separate portion of the insurance division of Purchaser, or any affiliate thereof, which uses the CA Platform for the twenty-seven (27) month period ending June 19, 2001 are less than Thirty Million Dollars U.S. ($30,000,000 U.S.); and

             (ii) fewer than six hundred (600) Seats have been sold during the twenty-four (24) month period ending March 19, 2001, and installed and invoiced within the twenty-seven (27) month period ending June 19, 2001, then

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

    the amount payable by Purchaser to Seller pursuant to Section 3.1(c)(ii) shall be reduced to zero; and

         (c) in the event that:

             (i) the Revenues of that separate portion of the insurance division of Purchaser, or any affiliate thereof, which uses the CA Platform for the thirty-nine (39) month period ending June 19, 2002 are less than Fifty Million Dollars U.S. ($50,000,000 U.S.); and

             (ii) fewer than nine hundred (900) Seats have been sold during the thirty-six (36) month period ending March 19, 2002, and installed and invoiced within the thirty-nine (39) month period ending June 19, 2002, then the amount payable by Purchaser to Seller pursuant to Section 3.1(c)(iii) shall be reduced to zero.

    For purposes of this Section 3.2, where Revenues of the insurance division must be calculated to determine whether a performance threshold has been satisfied, at least eight-five percent (85%) of the Revenues included in any such calculation must be generated by Purchaser's call center, unless Purchaser shall agree otherwise in writing.

    3.3 Allocation of Purchase Price. Seller and Purchaser, in conjunction with their respective accountants, will agree upon the allocation of the Purchase Price for the Assets as set forth on Schedule 3.3 attached hereto (the "Allocation"). Purchaser and Seller agree to prepare and to file all income tax returns (including, if applicable, U.S. Form 8594) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation which is contrary to the Allocation except for buying and selling expenses incurred by Seller and Purchaser. Purchaser and Seller agree to consult with each other with respect to all issues related to such Allocation in connection with any tax audit, controversy or litigation. No party hereto shall take or shall agree to any position inconsistent with the Allocation in connection with any tax audit, controversy or litigation which would adversely affect the taxes of any other party hereto to any material extent without the prior written consent of such other party. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent the party which takes or agrees to such inconsistent position has indemnified the other party against the effects of such action.

    3.4 Closing. Subject to the satisfaction or waiver of all of the conditions to Closing set forth in Article 7, the consummation of the purchase and sale of the Assets contemplated hereby (the "Closing") shall take place on March ___, 1999 at the offices of Cassels Brock & Blackwell, Scotia Plaza, Suite 2100, 40 King Street West, Toronto, Canada M5H 3C2 (or at such other place as the parties may designate) or such other date designated by the parties in writing. The date on which the Closing is effected is referred to in this Agreement as the "Closing Date."

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                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to Seller and the Stockholders as follows (with the understanding that Seller and the Stockholders are relying materially on such representations and warranties in entering into and performing this Agreement):

    4.1 Due Organization. Purchaser is a corporation, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

    4.2 Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and to deliver this Agreement and to perform the transactions contemplated hereby to be performed by Purchaser. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby to be performed by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller and the Stockholders, constitutes a valid and binding obligation of Purchaser, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    4.3 No Restrictions Against Purchase of Assets. The execution and the delivery of this Agreement by Purchaser does not, and the performance by Purchaser of the transactions contemplated hereby to be performed by it will not, (a) conflict with the certificate of incorporation or the bylaws of Purchaser, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which Purchaser is a party or by which it is bound, or (c) constitute a violation of any federal, state, provincial, county or local law, rule or regulation applicable to Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with any domestic or foreign court, government, governmental agency, authority, entity or instrumentality (each a "Governmental Entity") is required to be obtained or made by, or with respect to, Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby, except as listed or described on Schedule 4.3.

                                   ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

    Seller and the Stockholders, jointly and severally, represent and warrant to Purchaser as follows (with the understanding that Purchaser is relying materially on each such representation and warranty in entering into and performing this Agreement):

    5.1 Due Organization. Seller is a corporation validly existing and in good standing under the laws of the Province of Ontario and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Seller is qualified to do business and is in good standing in the jurisdictions set forth on
Schedule 5.1 attached hereto, which jurisdictions represent every jurisdiction where such qualification is required.

    5.2 Authorization and Effect of Agreement. Seller has the requisite corporate power to execute and to deliver this Agreement and the Bill of Sale and Assignment Agreement (the "Related Document") and to perform the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Related Document and the performance by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and the shareholders of Seller. The Stockholders have the capacity to execute and to deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by Seller and the Stockholders and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller and the Stockholders, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    5.3 No Restrictions Against Sale of the Assets. The execution and delivery of this Agreement and the Related Document by Seller and the Stockholders does not, and the performance by Seller of the transactions, and the Stockholders of their obligations, contemplated hereby and thereby to be performed by Seller and the Stockholders will not, (a) conflict with the charter or bylaws of Seller,
(b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which either Seller or any Stockholder is a party or by which Seller or any Stockholder is bound, or (c) constitute a violation of any federal, state, provincial, county or local law, rule or regulation applicable to Seller or the Stockholders or any order, writ or injunction of any Governmental Entity. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other third party is required to be obtained or made by or with respect to Seller or any Stockholder in connection with the execution and delivery of this Agreement by Seller and the

Stockholders or the performance by Seller of the transactions, or the Stockholders of their obligations, contemplated hereby, except as listed or described on Schedule 5.3.

    5.4 Conduct of Business; Certain Actions. Except as set forth on Schedule
5.4 attached hereto, since January 1, 1999, Seller has conducted its business and its operations in the ordinary course and consistent with past practices and has not:

         (a) amended or experienced a termination of any contract, agreement, lease, franchise or license with respect to the Assets;

         (b) entered into any other material transactions with respect to the Assets except in the ordinary course of business;

         (c) suffered any material damage, destruction or loss (whether or not covered by insurance) to any of the Assets to be acquired by Purchaser; or

         (d) experienced any claim, assertion, event or condition that has had, or could reasonably be expected to result in, a material adverse effect with respect to the Assets to be acquired by Purchaser.

    5.5 Condition of Assets; Title to Assets.

         (a) The Assets, where applicable, are in good operating condition, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and permits relating to their construction, use and operation.

         (b) Except as listed or as described on Schedule 5.5 attached hereto, Seller has, and following the Closing, Purchaser will have, good, valid and marketable title to the Assets, free and clear of all title defects or objections, mortgages, liens, claims, charges, pledges, or other encumbrances of any nature whatsoever, including, without limitation, licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, charges or restrictions of any kind and other title or interest retention arrangements, reservations or limitations of any nature (collectively, the "Liens").

    5.6 Intellectual Property Rights. Except with respect to the licensed software described in Schedule 1.1(a), Seller has good and marketable title to such Assets and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of the Assets (except for know-how Purchaser is acquiring from Axint), without the payment of any royalty or similar payment. Seller is not infringing any Intellectual Property of others, and neither Seller nor any of the Stockholders are aware of any infringement by others of any such rights owned by Seller. The software listed on Schedules 1.1(a), 1.1(b)(i) and 1.1(b)(ii) attached hereto, together with the software developed by Axint, constitutes all of the software owned or licensed by Seller and used in the operation of the Business.

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

    5.7 Compliance with Laws. Seller has complied in all material respects, and is in compliance in all material respects, with all laws, regulations and orders with respect to the operation of the Assets.

    5.8 Contracts and Agreements. Any Contract which comprises a portion of the Assets acquired by Purchaser is valid and enforceable in accordance with its terms; Seller is in compliance with the provisions thereof; neither Seller nor, to Seller's or any Stockholder's knowledge, any third party is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no such Contact contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply.

    5.9 Claims and Proceedings. Attached hereto as Schedule 5.9 is a list and description of all claims, actions, suits, proceedings and investigations pending or threatened against Seller with respect to the operation of the Assets to be acquired by Purchaser or otherwise. No inquiry, action or proceeding has been asserted, instituted or, to the best knowledge of Seller and the Stockholders, threatened to restrain or to prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof.

    5.10 Certain Consents. Seller has obtained, or at Closing will have obtained, the consents, waivers or approvals listed on Schedule 5.10 attached hereto required to be executed and/or obtained by the Seller from third parties in connection with the execution, delivery and performance of this Agreement and each other agreement, instrument and document required to be executed by the Seller in connection herewith, and the actions contemplated hereby or thereby.

    5.11 Year 2000 Compliance. Except as set forth in Schedule 5.11 hereto, all information systems (including operating systems, applications and databases) used by Seller, which are to be acquired by Purchaser from Seller, have been programmed (whether through original programming or subsequent modification) to accurately reflect data in the year 2000 and in subsequent years. With respect to information systems that are not year 2000 compliant, Schedule 5.11 identifies the steps Seller plans to take to make these information systems year 2000 compliant on behalf of Purchaser.

    5.12 Information Furnished. Seller has made available to Purchaser and its officers, attorneys, accountants and representatives true and correct copies of all agreements, documents and other items listed on the schedules to this Agreement and all books and records of Seller relating to the Assets, and neither the representations and warranties of Seller or the Stockholders contained in this Agreement or in the schedules attached hereto nor any information provided by Seller or the Stockholders, agreements or documents delivered to or made available to and reviewed by Purchaser or its officers, attorneys, accountants or representatives pursuant to this Agreement in connection with the acquisition of the Assets contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein or therein, as the case may be, not misleading.

    5.13 Stockholders of Seller. The Stockholders listed on Annex A constitute all of the registered shareholders of Seller.

    5.14 No Tax Witholding. The transactions contemplated by this Agreement are not subject to U.S. tax withholding pursuant to the provisions of Section 3406 of the U.S. Internal Revenue Code of 1986, as amended, (the "Code") or Subchapter A of Chapter 3 of the Code, or any other similar provision.

                                   ARTICLE 6

                                   COVENANTS

    6.1 Employees. As of the Closing Date, Purchaser, or NDR, shall offer employment, on substantially the same terms and conditions, to, and Seller shall use its best efforts to assist Purchaser in employing as new employees of Purchaser, all of the persons listed on Schedule 6.1 attached hereto (the "Employees"). Seller shall terminate, effective as of the Closing Date, all employment arrangements it has with any of the Employees. Purchaser or NDR shall be responsible for any severance or similar obligations arising from the transaction contemplated hereby; provided, however, that in the event that Purchaser or NDR shall terminate any Employee within ninety (90) days of Closing, Seller shall indemnify Purchaser or NDR, in accordance with Article 8 hereof, for any severance amount due Employee as a result of such termination. In the event that any Employee who has not been terminated by Purchaser or NDR within ninety (90) days of Closing brings any claim against Seller with respect to any severance amount due Employee following Employee's termination, Purchaser shall indemnify Seller, in accordance with Article 8 hereof, for any severance amount due Employee as a result of such termination.

    6.2 Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and shall discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date with respect to the operation of the Assets.

    6.3 Maintenance of Books and Records. Each of Seller and Purchaser shall preserve, or shall cause to be preserved, until the fifth anniversary of the Closing Date originals or copies of all material records in the possession or control of such party at Closing or which come into the possession or control of such party following Closing, to which such party is entitled, relating to any of the assets, liabilities or business of such party prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the corporate records and books of account and records of such party, but, in each case, only to the extent relating to the Assets, liabilities or business of such party prior to the Closing Date, and the other party and its

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

representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or deliver such records to the objecting party. Notwithstanding the foregoing, Seller shall have no continuing obligation to provide Purchaser with access to any books and records which have been delivered by Seller to Purchaser at Closing pursuant to Section 1.1(c) of this Agreement. Seller also shall be entitled to reasonable access following the Closing to any books and records which have been delivered by Seller to Purchaser relating to the Assets and shall be entitled to audit any records which relate to Seller's right to receive payments in accordance with Sections 3.1 and 3.2 hereof.

    6.4 Certain Tax Matters.

         (a) All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transfer of the Assets or otherwise on account of this Agreement or the transactions contemplated hereby will be borne by Purchaser, other than any filings required with respect to the release of any Liens. Seller will indemnify Purchaser against any liability, direct or indirect, for any taxes imposed on Purchaser with respect to the Assets that are attributable to any taxable periods ending on, or prior to, the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date.

         (b) Purchaser will prepare and will file, or will cause to be prepared and filed, all tax returns with respect to the operation of the Assets required to be filed with the appropriate federal, state, provincial and local agencies for all taxable periods for which tax returns are due with respect to the operation of the Assets following the Closing Date. Purchaser will make all payments required with respect to any such tax returns. The preceding sentence will not limit or relieve Seller of its obligation to reimburse Purchaser concurrently therewith to the extent that any payment by Purchaser relates to the operation of the Assets for any period ending on or before the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date.

         (c) Seller will prepare and file or cause to be prepared and filed all tax returns for the Seller that are required to be filed with respect to the operation of the Assets, other than tax returns that Purchaser is obligated to prepare and file pursuant to Section 6.4(b), with the appropriate federal, state, provincial and local agencies with respect to the operation of the Assets prior to the Closing Date and, except as provided in Section 6.4(a), the sale of the Assets. Seller will pay or cause to be paid all taxes required to be paid with respect to such tax returns. Seller will pay all taxes that are imposed with respect to the operation of the Assets or with respect to the allocable portion of any taxable period that includes, but does not end on, the Closing Date (or, if applicable, reimburse Purchaser for the payment of such taxes) attributable to taxable periods ending on or prior to the Closing Date. The amount of taxes attributable to a portion of a taxable period that includes but does not end on the Closing Date shall be determined pursuant to the interim closing of the books method.

                                   ARTICLE 7

                             CONDITIONS TO CLOSING

    7.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

         (a) Seller shall have performed and complied with all of the agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date and Purchaser shall have received a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller to the foregoing effect;

         (b) No action or proceeding shall have been instituted or threatened for the purpose, or with the probable or reasonably likely effect, of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof;

         (c) Purchaser shall have received an opinion of Cassels Brock & Blackwell, counsel for the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 7.1(c);

         (d) Prior to the Closing, there shall not have occurred any material casualty, damage or detriment (whether or not insured) to any of the Assets or to the Business represented by the Assets and there shall not have occurred any material adverse change with respect to either the Assets or the Business;

         (e) All consents and approvals required to be delivered by Seller in connection with the execution, delivery and performance of this Agreement shall have been obtained and Seller shall have delivered evidence thereof to Purchaser;

         (f) All necessary action (corporate or otherwise) shall have been taken by Seller, the shareholders of Seller and each Stockholder to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Purchaser shall have received a certificate, dated as of the Closing Date, of a duly authorized representative of Seller to the foregoing effect;

         (g) Seller shall have delivered a Bill of Sale and Assignment Agreement, and other good and sufficient instruments of transfer as Purchaser may reasonably request, conveying and transferring to Purchaser title to the Assets, duly executed by Seller;

         (h) Purchaser or NDR shall have entered into employment agreements, in form and substance reasonably satisfactory to Purchaser, with Paul Ford and Greg Zehr and Purchaser or one of its affiliates shall have entered into consulting agreements in form and substance reasonably satisfactory to Purchaser with John Jancaitis and Larry Trudeau;

         (i) Purchaser shall have received evidence satisfactory to Purchaser that any Liens on the Assets have been released, terminated or otherwise discharged;

         (j) Seller shall have executed and delivered each agreement, instrument and document required to be executed by Seller in connection herewith;

         (k) Seller shall have delivered to Purchaser such good standing certificates, officers' certificates and similar documents and certificates as counsel for Purchaser shall have reasonably requested prior to the Closing Date;

         (l) Seller shall have provided Purchaser with an irrevocable direction (attached hereto as Schedule 7.1(1)) regarding payment of any part of the contingent purchase price payable by Purchaser to Seller for the Assets pursuant to Sections 3.1(c) and 3.2 of this Agreement;

         (m) Seller shall have terminated its software license agreement with Axint and Purchaser shall have entered into both a Computer Program End-User License Agreement and a Custom Modification Agreement with Axint;

         (n) Purchaser shall have reviewed that certain Asset Purchase Agreement between the Seller and Johnson Inc. ("Johnson");

         (o) NDR shall have entered into a Customer Communication Services Agreement with Seller in form and substance satisfactory to Purchaser;

         (p) Purchaser shall have entered into an agreement with Axint regarding Purchaser's payment of a maximum aggregate amount of $600,000 U.S. to Axint in substantially the form attached hereto as Exhibit ------- 7.1(p); ------

         (q) Seller shall have satisfied its indebtedness to the Bank of Montreal and shall have discharged all Bank of Montreal security and Purchaser shall have received evidence satisfactory to it that Seller's indebtedness to the Bank of Montreal has been satisfied and that the Bank of Montreal security has been discharged;

         (r) Seller shall have complied with the provisions of the Bulk Sales Act of Ontario in connection with the sale in bulk of assets to Purchaser and Seller shall have provided to Purchaser evidence of such compliance; and

         (s) The representations and warranties of Seller and the Stockholders contained herein shall be true and correct in all material respects.

    7.2 Conditions to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived at the option of Seller and the Stockholders:

         (a) Purchaser shall have performed and complied with all of the agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date and Seller shall have received a certificate, dated as of the Closing Date, signed by a duly authorized officer of Purchaser to the foregoing effect;

         (b) Purchaser shall have delivered to Seller or to any person or persons specified by Seller, by wire transfer or by certified check, an amount equal to the portion of the Purchase Price payable to Seller at Closing pursuant to Section 3.1(a);

         (c) No action or proceeding shall have been instituted or threatened for the purpose, or with the probable or reasonably likely effect, of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof;

         (d) All necessary action (corporate or otherwise) shall have been taken by Purchaser to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Seller shall have received a certificate, dated as of the Closing Date, of a duly authorized representative of Purchaser to the foregoing effect;

         (e) Seller shall received an opinion of Weil, Gotshal & Manges LLP, counsel for Purchaser, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 7.2(e);

         (f) Purchaser or NDR shall have entered into employment agreements, in form and substance reasonably satisfactory to Purchaser, with Paul Ford and Greg Zehr and Purchaser or one of its affiliates shall have entered into consulting agreements in form and substance reasonably satisfactory to Purchaser with John Jancaitis and Larry Trudeau;

         (g) Purchaser shall have delivered to Seller such good standing certificates, officers' certificates and similar documents and certificates as counsel for Seller shall have reasonably requested prior to the Closing Date;

         (h) Seller shall have terminated its software license agreement with Axint and Purchaser shall have entered into both a Computer Program End-User License Agreement and a Custom Modification Agreement with Axint;

         (i) Purchaser shall have entered into certain option agreements and subscription rights agreements with Paul Ford, Greg Zehr, John Jancaitis and Larry Trudeau on terms and conditions mutually agreed upon by the parties;

         (j) Seller shall have been released from its debt obligations with Axint;

         (k) Purchaser shall have executed and delivered each agreement, instrument and document required to be executed by Purchaser in connection herewith;

         (l) Seller shall have entered into an Asset Purchase Agreement with Johnson; and

         (m) Purchaser shall have entered into a Commission Agreement with Axint, Paul Ford, Greg Zehr and such other individuals as Purchaser, in its sole discretion, may designate.

                                   ARTICLE 8

                          SURVIVAL AND INDEMNIFICATION

    8.1 Survival of Representations, Warranties and Covenants. (a) Except as to the representations and warranties contained in Section 5.6, which shall survive the Closing and shall remain in effect for a period of ten (10) years, the representations and warranties of Seller, the Stockholders and Purchaser contained in this Agreement shall survive the Closing until the expiration of two (2) years from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as defined in Section 8.2) asserted within such period of survival as herein provided will be timely made for purposes hereof.

         (b) Unless a specified period is expressly set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

    8.2 Certain Definitions. For purposes of this Agreement, (a) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (b) "Indemnitee" means the party entitled to indemnification under this Agreement, (c) "Indemnifying Party" means the party required to provide indemnification under this Agreement, (d) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses, including without limitation, reasonable costs and expenses of investigation, and any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Entity), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and
(e) "Third Party Claim" means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an affiliate of a party to this Agreement.

    8.3 Indemnification.

         (a) Subject to Section 8.1, Seller and the Stockholders severally, but not jointly, agree to indemnify, defend and hold harmless Purchaser and its directors, officers, affiliates, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

             (i) any breach of any representation or warranty of Seller or any Stockholder under the terms of this Agreement;

             (ii) any breach or nonfulfillment of any agreement or covenant of Seller or any Stockholder under the terms of this Agreement or the Related Document; and

             (iii) the use or ownership of any of the Assets prior to or on the Closing Date.

         (b) Subject to Section 8.1, Purchaser agrees to indemnify, defend and hold harmless Seller and the Stockholders, and Seller's directors, affiliates, partners, employees, agents or representatives thereof from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

             (i) any breach of representation or warranty of Purchaser under the terms of this Agreement;

             (ii) any breach or nonfulfillment of any agreement or covenant of Purchaser under the terms of this Agreement; and

             (iii) the use or ownership of any of the Assets after the Closing Date.

    8.4 Defense of Claims.

         (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under Section 8.3(a) or Section 8.3(b) of this Agreement, the Indemnitee will give such Indemnifying Party prompt written notice thereof. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

         (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 8.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.4(a), the Indemnifying Party will be liable to Indemnitee only for the legal expenses reasonably incurred by the Indemnitee prior to the receipt of such notice in addition to other Indemnifiable Losses. The Indemnifying Party will not be liable for any legal expenses incurred by the Indemnitee after the receipt of such written notice in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, or
(ii) in the reasonable determination of the Indemnitee such Third Party Claim presents a conflict of interest with respect to the Indemnifying Party, or (iii) to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnitee which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnitee, then within ten calendar days after receiving written notice from the Indemnitee that the circumstances set forth in either (i), (ii) or (iii) above exists or that the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred by the Indemnitee in connection therewith. Without the prior written consent of the other party, neither the Indemnifying Party nor the Indemnitee will enter into any settlement of any Third Party Claim.

         (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 8.4(a) or 8.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

         (d) The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnifying Party will be liable to Indemnitee for the Direct Claim, and Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this
Article 8.

    8.5 Limitation on Liability; Setoff Right. In the event that Seller or the Stockholders are required to indemnify Purchaser for any Indemnifiable Loss pursuant to this Article 8, the total aggregate amount that Seller and the Stockholders shall be required to pay Purchaser shall not exceed the Purchase Price for the Assets, as such amount shall have been adjusted in the event that any performance targets have not been satisfied and the amount that any Stockholder is required to pay Purchaser shall not exceed the amount arrived at by multiplying the percentage interest of such Stockholder in Seller as set out in Schedule 8.5 hereto by the Purchase Price, as such amount shall have been adjusted in the event that any performance targets have not been satisfied. No other claims for damages, indemnity or otherwise may be asserted, except pursuant to this Article 8 and in accordance with the provisions hereof. In the event that Purchaser must pay Seller, or such other person(s) as Seller shall designate, any amount pursuant to Section 3.1(c) of this Agreement and, at the time any such payment is required to be made, Seller, or any other person(s) designated by Seller, is required to indemnify Purchaser for any Indemnifiable Loss pursuant to this Article 8, then Purchaser shall be entitled to setoff the amount of any such payment owed to Seller, or to such person(s) designated by Seller, by the amount that Seller or any such other person is required to indemnify Purchaser as an indemnity pursuant to this Section 8.

                                   ARTICLE 9

                            MISCELLANEOUS PROVISIONS

    9.1 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be modified to the minimum extent necessary to make such provision valid and enforceable, and the remainder of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision prior its modification.

    9.2 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) if sent by mail (which must be certified or registered mail, postage prepaid), when received or rejected by the relevant party at such party's address indicated below, or (c) if sent by facsimile transmission, when confirmation of delivery is received by the sending party:


         Purchaser:         CustomerONE Corporation
                            8117 Preston Road, Suite 205
                            Dallas, Texas 75225
                            Attn: Chief Executive Officer
                            Fax: (214)696-8788


         With a copy to:    Weil, Gotshal & Manges LLP
                            100 Crescent Court
                            Suite 1300
                            Dallas, Texas 75201
                            Attn: Mary R. Korby, Esq.
                            Fax: (214) 746-7777

         Seller:            Canadian Access Insurance Services Inc.
                            3250 Bloor St. West
                            The Mutual Group Centre
                            East Tower, 10th Floor
                            Etobiocoke, Ontario M8X 2X9
                            Attn: Paul Ford
                            Fax: (416) 239-3388

         With a copy to:    Cassels Brock & Blackwell
                            Scotia Plaza, Suite 2100
                            40 King Street West
                            Toronto, Canadia M5H 3C2
                            Attention: Gordon Goodman, Esq.
                            Fax: (416) 360-8877

Each party may change its address for purposes of this Section 9.2 by proper notice to the other parties.

    9.3 Expenses. Except as otherwise expressly provided herein, Seller will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

    9.4 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that (a) nothing in this Agreement is intended to limit Purchaser's ability to sell or to transfer any or all of the Assets following the Closing Date to any affiliate of Purchaser and provided further that Purchaser shall be entitled to sell or to transfer all or any of the Assets following the Closing Date to any third party upon obtaining the consent of Seller, which consent shall not be unreasonably withheld, (b) upon notice to Seller, Purchaser may assign or delegate any or all of its rights or obligations under this Agreement to any affiliate thereof or to any person or entity that acquires all or substantially all of the assets or voting stock of Purchaser, and (c) Purchaser may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Purchaser for the acquisition of the Assets. Seller agrees to execute acknowledgements of such assignment(s) and collateral assignments in such forms as Purchaser or Purchaser's institutional lender(s) may from time to time reasonably request. In the event of such a proposed assignment by Purchaser, the provisions of this Agreement shall inure to the benefit of and be binding upon Purchaser's assigns. In the event of any assignment by Purchaser of its obligations hereunder, Purchaser hereby acknowledges that it shall remain liable to Seller in the event that any assign fails to perform its obligations hereunder.

    9.5 Waiver. No failure or delay on the part of any party in exercising any right, power or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

    9.6 Entire Agreement. This Agreement (including the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective affiliates (or by any director, officer or representative thereof) relating to the matters contemplated hereby. This Agreement (together with the Exhibits and Schedules hereto) constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof except as expressly set forth herein.

    9.7 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the parties hereto.

    9.8 No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

    9.9 Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement and the Related Document.

    9.10 Transfers. Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Assets with a minimum of disruption to the operations and employees of the businesses of Purchaser and Seller.

    9.11 Governing Law. This Agreement, including without limitation, the interpretation, construction and validity hereof, shall be governed by the laws of New York.

    9.12 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

    9.13 Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    9.14 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. (Toronto Time) on the Closing Date.

    9.15 Certain Interpretive Matters and Definitions.

         (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, and (iii) words in the singular include the plural and vice versa.

         (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

    9.16 No Recourse. Notwithstanding any of the terms or provisions of this Agreement, each party agrees that neither such party nor any person acting on such party's behalf may assert any claims or cause of action against any officer or director of the other party or any affiliate thereof in connection with or arising out of this Agreement or the transactions contemplated hereby.

    9.17 Arbitration to Enforce Agreement.

         (a) The parties specifically agree that any controversy, claim, or dispute arising out of this Agreement or any alleged breach thereof, shall be resolved exclusively by arbitration. Any arbitration shall take place in New York, New York and be administered by the New York City office of the American Arbitration Association (the "AAA") in accordance with its Commercial Arbitration Rules in effect at the time the arbitration is initiated (collectively, the "Rules").

         (b) As soon as a demand for arbitration shall be made by either party, the AAA shall proceed to provide a list of arbitrators from the Commercial Panel from which the parties shall select one neutral arbitrator in accordance with the Rules and normal procedures of the New York City office of the AAA. If necessary, the AAA shall select the arbitrator when it is authorized to do so under the Rules.

         (c) The arbitrator shall render a full, complete, conclusive, and binding resolution of the dispute. Each party shall bear its own attorneys' fees in connection with the any such arbitration. The costs of the arbitration and the arbitrator's compensation shall be borne equally among the parties. Judgment on the arbitration award may be entered in any court having jurisdiction thereof.



               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       CUSTOMERONE CORPORATION



                                       By: /s/ THOMAS P. DEA
                                          --------------------------------------
                                       Name: Thomas P. Dea
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                       CANADIAN ACCESS INSURANCE SERVICES INC.


                                       By: /s/ PAUL J. FORD
                                          --------------------------------------
                                       Name: Paul J. Ford
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                       THE STOCKHOLDERS:


                                       /s/ PETER A. BERCZI
                                       -----------------------------------------
                                       Peter A. Berczi



                                       /s/ PAUL J. FORD
                                       -----------------------------------------
                                       Paul J. Ford



                                       /s/ JOHN E. JANCAITIS
                                       -----------------------------------------
                                       John E. Jancaitis



                                       /s/ LAWRENCE R. JOHNSON
                                       -----------------------------------------
                                       Lawrence R. Johnson



                                       /s/ BRIAN W. JONES
                                       -----------------------------------------
                                       Brian W. Jones

                                        /s/ LAWRENCE B. TRUDEAU
                                       -----------------------------------------
                                       Lawrence B. Trudeau



                                        /s/ DONALD W. ZEHR
                                       -----------------------------------------
                                       Donald W. Zehr



                                        /s/ GREGORY L. ZEHR
                                       -----------------------------------------
                                       Gregory L. Zehr

                                  Schedule 6.1

                                 Employee List

1.       Paul Ford
2.       Greg Zehr